Exhibit 10.53

March 15, 2006

PERSONAL AND CONFIDENTIAL

Steve Hare

101 Lockgreen Place

Richmond, VA 23226

Dear Steve:

This letter confirms the offer of agreement we discussed regarding the termination of your employment with Cadmus Communications Corporation (“Cadmus”).

1. Change in Status of Employment.

(a) Effective at the close of business on March 15, 2006 (“the Status Change Date”), you will be relieved of all operational responsibilities associated with being an officer and a director of all Cadmus entities and do hereby resign from those positions as of the Status Change Date. In addition, subject to the provisions of Section 3(a) below, effective at the earlier of (i) the date on which you begin other, full-time employment or (ii) the close of business on the date 52 weeks following the Status Change Date, your employment with Cadmus will terminate (“the Termination Date”). The severance pay specified under section 3(a) will continue to be paid you for the period following the Status Change Date for 52 weeks regardless of whether or not you begin other full-time employment prior to the end of such 52 weeks; provided that all amounts due to you hereunder will be paid on or before March 15, 2007. However, if you do obtain other full-time employment prior to the expiration of these 52 weeks, your medical, dental, and vision coverage and your life insurance plan participation will end as of the date you begin your other full-time employment. Part-time consulting work, temporary employment or other work in which you may engage on a part-time basis will not be considered “other, full-time” employment for the purposes of this agreement.

(b) Within the next business day after accepting other, full-time employment, you agree to notify me, or my office, of your acceptance of such employment and the date such employment will begin. Your failure to provide such notice is a material breach of this agreement and Cadmus will pursue all avenues available to recover fully any benefits you should not have received under the terms of this agreement.

(c) You further agree that you will not make any statement or take any action which disparages or might harm the reputation of Cadmus or any of its subsidiaries, affiliates,

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officers, directors or employees, and Cadmus will not make any statement or take any action which disparages or might harm your reputation. You agree not to solicit for employment, recruit, provide information on any personnel of Cadmus, or assist another employer in the recruitment of any employee of Cadmus for the period beginning with the date of this letter until one year after the Termination Date. You acknowledge that, in the event of a breach or violation by you of this provision, Cadmus may, in addition to any other rights and remedies it may have at law or in equity, withhold any amounts or benefits otherwise payable or due to you hereunder and recover from you any damages to Cadmus caused by or otherwise resulting from such breach or violation. Notwithstanding the foregoing we understand that you may recruit Michelle Mourie to come work for you at some time in the future.

(d) Before the close of business on the Status Change Date you are to deliver to human resources all Cadmus property in your possession, including but not limited to any keys, access cards, IDs, phones, computers, blackberries, palm pilots etc.

2. Payments on Status Change Date. In the next regular pay cycle after the Status Change Date, you will be paid for your unused Personal Leave as of that date. You are obligated to submit any Personal Leave taken which has not been recorded.

3. Payments and Benefits Following Status Change Date.

(a) For the period beginning March 15, 2006 and ending March 15, 2007, you will be paid a total of $415,384.62. All payments made to you under this Section 3(a) will be subject to withholding and deductions as provided by applicable law.

(b) From the Status Change Date until the earlier of the Termination Date or March 15, 2007, you will continue to participate in Cadmus’ group medical, dental, vision, and associate life insurance plans based on your current enrollment in these plans, as if you were actively employed.

(c) After the Status Change Date, you will no longer be covered under any other Cadmus benefit plans, including short-and long-term disability, AD&D, family life and AD&D personal leave accrual, nor will you be eligible to accrue additional benefits under Cadmus’ 401(k) plan.

(d) (i) Any options to purchase Cadmus stock currently held by you (the “Stock Options”) will expire 90 days following the Termination Date in accordance with the applicable terms of the signed option agreements pursuant to which the Stock Options were granted.

(ii) Any restricted stock granted to you in May 2003 under the 1990 Long Term Incentive Stock Plan which is still subject to restriction (the “Unvested 2003 Restricted Stock”) will vest on May 13, 2006 in accordance with the vesting schedule stated in the signed restricted stock agreement pursuant to which the Unvested 2003 Restricted Stock

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was granted, as long as the Termination Date does not occur on or before May 13, 2006. You will at that time be obligated to surrender shares or write Cadmus a check for the related withholding taxes. If the Termination Date occurs on or before May 13, 2006, the Unvested 2003 Restricted Stock will not vest and will be forfeited on such Termination Date.

(iii) Any unvested restricted stock granted to you under the Cadmus FY 2005-2007 Executive Long-Term Incentive Plan (the “Unvested LTIP Restricted Stock”) will be forfeited on the Status Change Date, subject to a partial award of such Unvested LTIP Restricted Stock, if any, being made to you in accordance with the terms of the Cadmus FY 2005-2007 Executive Long-Term Incentive Plan.

4. Benefits Following Termination Date.

After the Termination Date, you will no longer be covered under Cadmus’ group medical, dental, vision, or associate life insurance plans. Notwithstanding, it is acknowledged and agreed that you will be entitled to benefit continuation under COBRA and you will receive further notification of such rights.

5. Public Statements Regarding Status Change and Termination. Cadmus and its respective associates and agents will publicly characterize and describe the reasons for your status change and separation from Cadmus as a voluntary resignation.

6. Waiver of Employment Discrimination Claims and other Legal Rights.

(a) You acknowledge that there are laws and regulations prohibiting employment discrimination, retaliation and wrongful discharge pursuant to which you may have rights or claims. These include Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as other federal, state and local executive orders, statutes and regulations. You also acknowledge that there are other common law theories, including laws of contract and tort, which may relate to your employment rights.

(b) You hereby waive and release any rights or claims that you may have as described generally in Paragraph 6(a), and under any other laws, whether with respect to Cadmus, its former and current associates, officers, directors, agents, successors or its affiliates, provided that you do not waive any rights or claims that may arise after the date you sign this agreement and it becomes effective.

(c) It is agreed and you acknowledge that (i) you have had at least twenty-one (21) days, measured from date of this letter (the date your received the letter) to consider the terms and conditions of this proposed agreement, and that this offer for an agreement is automatically withdrawn following the expiration of this period; (ii) you are and have been advised in writing to consult with an attorney before signing this agreement; (iii) the consideration to you for signing this agreement are the arrangements, benefits and

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payments set forth above, which are in addition to any other compensatory rights or benefits to which you may have been entitled prior to the execution of this agreement; (iv) you will have seven (7) days from the date you sign this agreement to revoke this agreement by notifying me or my office in writing; and (v) this agreement shall not become effective or enforceable until after the aforesaid seven-day revocation period has expired.

7. Confidential Information. You agree that you will keep strictly confidential and will not use or disclose, directly or indirectly, to anyone except your immediate family and your attorney (i) the circumstances and occurrences leading to this agreement, (ii) the terms and conditions of this agreement, and (iii) any proprietary, confidential or trade secret document or information of Cadmus, or of its subsidiaries, affiliates, officers, directors or associates, that you have or have had in your possession or of which you are/were aware, relating to your employment with Cadmus or to the business and operations of Cadmus, including such information about Cadmus’ customers. This commitment is not intended to shorten any period of protection of the confidentiality of any such information that is otherwise provided by applicable law. You further agree that you will not make any statement nor take any action, either directly or indirectly, which might adversely reflect upon Cadmus or its subsidiaries and affiliates, or upon any current or former officers, directors or associates of Cadmus or its subsidiaries and affiliates.

8. Remedies for Breach. You acknowledge and agree that in the event of a breach by you of the confidentiality provisions hereof, Cadmus may, in addition to any other rights and remedies it may have at law or in equity, withhold any amounts or benefits otherwise payable or due hereunder.

9. Non-Solicitation of Customers. You acknowledge that your job responsibilities at Cadmus caused you to be exposed to customers of Cadmus and that the knowledge you obtained of Cadmus’ customers, regardless of whether you called on such customers, and the relationships developed with Cadmus’ customers during your employment by Cadmus, if used by you to compete with Cadmus or to divert business from Cadmus, would be unfair to Cadmus. Accordingly, without the prior written approval of Cadmus, you agree that for the period beginning with the date of this letter and ending one year after the Termination Date, you shall not, on your own behalf or on behalf of any other person, entity or firm, either directly or indirectly, solicit any “customer” (as defined hereafter) for the purpose of selling to such customer any product or service that is competitive with any product or service offered for sale by Cadmus during the last twelve (12) months of your employment by Cadmus, or divert any customer from continuing to deal with Cadmus, or disclose to any customer any propriety, confidential or trade secret document or information of the type describedin paragraph 7 hereof. The term “customer” shall mean any firm, business or individual (a) on which you called or attempted to make sales on behalf of Cadmus during the last twelve (12) months of your active employment by Cadmus, regardless of whether sales were actually consummated during such period, or (b) about which you acquired material, non-public information

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during your employment by Cadmus, or (c) that otherwise purchased any quantity of goods and services from Cadmus during the twelve (12) month period prior to the Status Change Date.

10. Covenant not to Compete. You agree that for the period beginning with the effective date of this letter and ending one year after the Status Change Date, unless otherwise agreed in writing by the parties hereto, you will not, directly or indirectly, compete or engage in activities competitive with the businesses in which Cadmus is engaged during such period of restriction, by being employed by, engaged by, consulting with, advising, owning more than 2% of the publicly traded securities of, or otherwise aiding or assisting the following companies and firms that you acknowledge are direct competitors of Cadmus: The Sheridan Group, including, without limitation, The Sheridan Press; Quebecor World; Transcontinental Printing Inc.’s Magazine Group; Quad-Graphics; Bowne & Co., Inc.; Merrill Corporation; Allen Press: Fry Communications; Brown Printing Company; R.R. Donnelley & Sons Company; Banta Corporation; High Wire; TechBooks; TechBooks India; Technical Typesetting Incorporated; Macmillan Publishers Ltd., including without limitation MacMillan India Ltd.; Courier Corporation; Wipro Technologies; SPI Technologies, Inc.and Springer Publisher Services, including any parents, subsidiaries, affiliates or co-venturers of such competitors that are also engaged in businesses that are competitive with Cadmus. Notwithstanding the foregoing you may engage in Mergers & Acquisition work for any of the foregoing. Furthermore, you may work in a Chief Financial Officer role for Quebecor World and, with Cadmus’ consent, which consent shall not be unreasonably withheld, you may work in a Chief Financial Officer role for R.R. Donnelly & Sons Company or Banta Corporation.

11. Outplacement Services. Cadmus will provide you outplacement services with a vendor of your choice for a period not to exceed six months, which period may not extend beyond March 15, 2007. Cadmus will pay the vendor directly. This amount will be capped at $13,000. However, Cadmus will not pay or reimburse you for any costs of such outplacement services after March 15, 2007.

12. Future Assistance on Projects. From time to time, the Company may request, and you may agree to provide your assistance in various Cadmus projects. In the event your assistance is provided, you will be paid $1,600.00 per day for your services (or a pro-rata portion of that amount for any partial day), less applicable withholdings, plus reasonable expenses. This amount is separate and apart from the severance pay provided for in this Agreement.

13. Acknowledgment of Understanding and Voluntariness. You acknowledge that you understand completely everything set forth in this agreement, that you have had ample opportunity to review this agreement and all its ramifications with an attorney of your own choosing, that you have entered into this agreement voluntarily, without any coercion whatsoever, of your own free will, and that you intend legally to be bound by this agreement.

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14. Entire Agreement. This agreement constitutes the entire agreement between Cadmus and you with respect to the subject matter hereof, and may not be construed as an admission of liability, wrongdoing, or discrimination by Cadmus, or any of its subsidiaries, affiliates, officers, directors, associates or agents.

15. Severability. If any provision hereof shall be determined to be unenforceable, such fact shall not invalidate or render unenforceable any other provision hereof.

16. Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

17. Governing Law. This agreement shall be deemed to have been made in the Commonwealth of Virginia and shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia.

If the foregoing is acceptable to you, please sign in the space indicated below and return this agreement to me.

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Sincerely,

/s/ Bruce V. Thomas
Bruce V. Thomas

President and
Chief Executive Officer

CC: Lisa Licata

Accepted and agreed to:

By:	/s/ Stephen E. Hare	Date: 4/8/06
Stephen E. Hare